UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 25, 2024

NKGen Biotech, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40427	86-2191918
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3001 Daimler Street

Santa Ana, CA, 92705

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (949) 396-6830

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	NKGN	Nasdaq Global Market

Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share	NKGNW	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

As previously disclosed in the Current Report on Form 8-K filed by NKGen Biotech, Inc. (the “Company”) on September 19, 2023 and September 29, 2023, the Company entered into subscription agreements with certain investors (the “Investors”), pursuant to which the Investors agreed to purchase an aggregate of 8,209,996 warrants at a purchase price of $1.00 per warrant (the “Subscribed Warrants”). Pursuant to the terms of the Subscribed Warrants, Investors had the right to convert one-third of the Subscribed Warrants into shares of the Company’s common stock, par value $0.0001 (the “Common Stock”), on a cashless basis after a testing period ending 180 days from the closing of the Company’s business combination on September 29, 2023, with the exercise price per share of the remaining Subscribed Warrants resetting to $5.00. On April 25, 2024, the Company amended and restated the Subscribed Warrants, (the “AR Subscribed Warrants”). Among other things, the AR Subscribed Warrants: (i) delay the Investor’s right to convert the Subscribed Warrants on a cashless basis and (ii) reset and cap the exercise price to $2.00 per share for all Subscribed Warrants.

As previously disclosed, the Company issued a 12% promissory note in the principal amount of $330,000 and a 12% promissory note in the principal amount of $220,000 (together, the “Notes”), to Meteora Select Trading Opportunities Master, LP, Meteora Capital Partners, LP and Meteora Strategic Capital, LLC (collectively, “Meteora”) and Sandia Investment Management LP (“Sandia” and together with Meteora, the “Noteholders”).

On April 28, 2024, the Company entered into letter agreements with each of Meteora (the “Meteora Letter”) and Sandia (the “Sandia Letter” and together with the Meteora Letter, the “Letters”) in connection with the Notes. Pursuant to the Notes, the Noteholders, may, in their sole discretion, require the Company to repay all or any portion of the outstanding Principal Amount (as defined in each Note) and interest then due under such Note (the “Repayment Right”) upon receipt of cash proceeds in excess of $5 million (such cash proceeds greater than $5 million, the “Excess Proceeds”). Pursuant to the Letters, the Noteholders have agreed not to exercise the Repayment Right with respect to the outstanding Principal Amount and interest until such time as the Excess Proceeds exceed $5 million (a total of $10 million in cash proceeds from the issuance date of each respective Note). In consideration of the Noteholders’ entry into the Letters, the Company has agreed to (i) pay cash consideration to each Noteholder, (ii) issued shares of Common Stock to each Noteholder and (iii) issue warrants entitling each Noteholder to purchase shares of Common Stock at an exercise price of $2.00 per share.

The foregoing descriptions of the AR Subscribed Warrants, Meteora Letter and Sandia Letter do not purport to be complete and are qualified in their entirety by the terms and conditions of the AR Subscribed Warrants, Meteora Letter and Sandia Letter, which are filed as Exhibits 4.1, 10.1 and 10.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
4.1	Form of Amended and Restated Warrant.
10.1	Letter Agreement, dated April 28, 2024, by and between the Company and Meteora.
10.2	Letter Agreement, dated April 28, 2024, by and between the Company and Sandia.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NKGEN BIOTECH, INC.

Date: April 29, 2024	/s/ Paul Y. Song
	Name:	Paul Y. Song
	Title:	Chief Executive Officer
(Principal Executive Officer)

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